Exhibit 99.1

For Immediate Release	Contact: Donna Pullen (803) 765-4558

Pollok Appointed to SCBT Financial Corporation Board

(COLUMBIA, SC — October 31, 2012)  SCBT Financial Corporation announced today that John C. Pollok has been appointed to its Board of Directors.

Pollok currently serves as Chief Financial Officer and Chief Operating Officer for SCBT.  He joined SCBT in 1996 and during his career has also served in the positions of Chief Administrative Officer and President of the Mortgage Division.

“John has been a major contributor to our past success and will be a significant addition to our Board as we continue to build our company,” said Robert R. Hill, Jr. president and CEO of SCBT Financial Corporation.

An active member of the community, Pollok serves on the board of the Central Carolina Community Foundation and the Columbia Urban League, and was instrumental in the development of Drive for 5.  As a result of his passion for providing financial education for children, Pollok created SCBT’s Minor Savers Program that teaches children about the history of money and encourages them to form good saving habits.  Since its inception in 2005, more than 7000 children have participated in the program.

“John’s leadership with SCBT has been an important part of creating value for our shareholders,” said Robert R. Horger, chairman of the board of SCBT Financial Corporation.  “We are fortunate to have his experience and knowledge on our board.”

A native of Virginia, Pollok earned a Bachelor of Science degree in Business Administration from the University of South Carolina.  He and his wife Maura currently reside in Chapin, SC.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company operates in South Carolina as SCBT; in North Carolina as NCBT, a division of SCBT; and in Georgia as Community Bank & Trust, a division of SCBT.  Providing financial services for over 78 years, SCBT Financial Corporation operates 75 locations in 19 South Carolina counties, 10 northeast Georgia counties, and Mecklenburg County in North Carolina.   The largest publicly traded bank holding company headquartered in South Carolina, SCBT Financial Corporation has assets of approximately $4.3 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

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